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                                  EXHIBIT 21.1

                     SUBSIDIARIES OF SALESLOGIX CORPORATION

Opis SupportExpress, Inc., an Arizona subsidiary

SalesLogix International, Inc., an Arizona subsidiary

SalesLogix Europe Ltd., United Kingdom subsidiary